                                                            EXHIBIT (10)(b)

                         INDEPENDENT AUDITORS' CONSENT



       We consent to the use in this Post-Effective Amendment No. 10 to Registration Statement No. 33-45379 of Merrill Lynch Life Variable Annuity Separate Account B on Form N-4 of our reports on (i) Merrill Lynch Life Insurance Company dated February 26, 1996, and (ii) Merrill Lynch Life Variable Annuity Separate Account B dated January 18, 1996, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

December 5, 1996